Exhibit 10.8

                              AMENDED AND RESTATED
                        RESTRICTED STOCK GRANT AGREEMENT


                This Agreement, dated as of the 2nd day of November, 1999, between THCG, Inc. (the "Company") and Shai Novik (the "Participant"), entered into pursuant to the 1999 Walnut Financial Services, Inc. Stock Incentive Plan, as the same may be amended from time to time (the "Plan"). Unless otherwise defined herein, capitalized terms used herein shall have the meanings given to them under the Plan.

                               W I T N E S S E T H

                WHEREAS, as memorialized in a letter to the Participant from Adi Raviv of Tower Hill Securities, Inc. ("Tower Hill"), dated February 26, 1999, the Participant accepted the position of Managing Director and Chief Operating Officer of Tower Hill, the terms of which employment included, among other things, the granting of options to purchase up to 10% of the outstanding equity of Tower Hill in two installments of 5% each;

                WHEREAS, the Participant executed an Agreement for Options Grant, dated as of April 21, 1999 (the "Option Agreement"), pursuant to which he was granted an option to purchase 5% of the equity of Tower Hill, at a strike price of $0.01, to vest in monthly installments pro rata over 24 months starting on March 1, 1999 and ending February 1, 2001, and a second option to purchase an additional 5% of such equity, at a strike price of $0.01, to vest in monthly installments pro rata over 60 months starting on March 1, 1999 and ending February 1, 2004;

                WHEREAS, Tower Hill entered into that certain Amended and Restated Agreement and Plan of Merger by and among Walnut Financial Services, Inc., Tower Hill Acquisition Corp., and Tower Hill, dated as of August 5, 1999 (the "Merger Agreement"), whereby outstanding shares of Tower Hill would be converted into shares of Company;

                WHEREAS, Section 2.1(c) of the Merger Agreement provides for the cancellation of any options to acquire shares of Tower Hill held by the Participant, including those pursuant to the Option Agreement or any other agreement, and for the issuance of Restricted Stock of the Company to the Participant;

                WHEREAS, the Participant agreed to the cancellation of the Option Agreement and each option granted thereunder or pursuant to any other agreement in exchange for a grant of shares of Restricted Stock pursuant to the Plan;

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                WHEREAS,  effective  as of  November  1, 1999,  the  Participant received such a grant pursuant to the Plan (the "November 1st Grant");

                WHEREAS, the Committee and the Participant have agreed to amend and restate certain terms of the November 1st Grant;

                WHEREAS, the Plan requires that such grant be evidenced by a written agreement, executed by the Company and the Participant, containing such restrictions, terms and conditions as may be required by the Plan and the Committee; and

                WHEREAS, this Amended and Restated Agreement (this "Agreement") has been approved by the Committee to evidence the grant made to the Participant;

                NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, the Participant and the Company hereby amend and restate the November 1st Grant in its entirety and agree as follows:

                1. The Company, effective as of the Date of the Grant, hereby grants to the Participant 372,281 shares of Restricted Stock (the "Grant"), in two classes of 204,755 and 167,526 shares (respectively, the "First Class" and the "Second Class") which shall be subject to the restrictions, terms and conditions set forth below and in the Plan. The Grant is issued in replacement of the options granted pursuant to the Option Agreement or any other agreement, which are hereby cancelled and without further force or effect.

                2. The Issue Date for each of the First Class and the Second Class of the Grant is November 1, 1999.

                3. (a) The vesting dates (each, a "Vesting Date") with respect to each class are as follows:

                (i) That number of shares of Restricted Stock pursuant to the First Class that equals the total number of First Class shares multiplied by a fraction the numerator of which is the total number of whole months from March 1, 1999 to the Issue Date and the denominator of which is 24 shall be vested on the Issue Date; the balance of the First Class shares of Restricted Stock shall vest in four equal three-month ("quarterly") installments, commencing on the first quarterly anniversary of the Issue Date (February 1, 2000) and ending on the one-year anniversary of the Issue Date.

                (ii) That number of shares of Restricted Stock pursuant to the Second Class that equals the total number of Second Class shares multiplied by a fraction the numerator of which is the total number of whole months from March 1, 1999 to the Issue Date and the denominator of which is 60 shall be vested on the Issue Date; the balance of the Second Class shares of Restricted Stock shall vest in equal quarterly installments, commencing on first quarterly anniversary of the Issue Date and ending on the three-year anniversary of the Issue Date.

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                (b) Until a share of  Restricted  Stock vests,  the  Participant acknowledges that the Participant may not, and the Participant agrees that the Participant shall not, transfer the Participant's rights to such share of Restricted Stock or to any cash payment related thereto. Until a share of Restricted Stock vests, no attempt to transfer such shares or the right to any cash payment related thereto, whether by transfer, pledge, hypothecation or otherwise and whether voluntary or involuntary, by operation of law or otherwise, shall vest the transferee with any interest or right in or with respect to such share of Restricted Stock or such cash payment, but immediately upon any such attempt, the portion of the Grant represented by such share of Restricted Stock and any related cash payment shall be canceled, and the transfer shall be of no force or effect.

                (c) Upon a Termination of Employment for any reason, other than for Cause, during the six-month period following the occurrence of a Change in Control at any time after the Effective Time, all such shares of Restricted Stock which have not theretofore vested, or been canceled and forfeited pursuant to any provision hereof, immediately shall vest.

                (d) Except as provided in Section 3(c) hereof, the Participant must be employed by the Company on each subsequent quarterly anniversary of the Issue Date for the next installment of shares of Restricted Stock to vest on such Vesting Date; provided, however, if the Participant's Employment is Terminated at any time prior to the next Vesting Date his shares of Restricted Stock shall vest ratably with respect to that Vesting Date, such that the total number of shares of Restricted Stock that would have vested on such date shall be multiplied by a fraction the numerator of which is the total number of days on which he was employed during the quarter in which the Participant's Termination of Employment occurred and the denominator of which is the total number of days in such quarter and the resulting number shall be the number of shares of Restricted Stock that vest as of such Termination of Employment.

                (e) Except as provided in Section 3(c) hereof, the Participant's Termination of Employment with the Company (other than on account of death or Disability) shall cause the immediate forfeiture of all shares of Restricted Stock that have not vested as of the date of such Termination of Employment.

                (f) Upon the Participant's Termination of Employment with the Company on account of death or Disability, all such shares of Restricted Stock which have not theretofore vested, or been canceled and forfeited pursuant to any provision hereof, immediately shall vest.

                4. (a) Reasonably promptly after the Issue Date, with respect to any shares of Restricted Stock that have not theretofore vested or been forfeited, the Company shall issue stock certificates, registered in the name of the Participant, evidencing such shares of Restricted Stock; provided, that the Company shall not cause to be issued such a stock certificate unless it has received a stock power endorsed by the Participant in blank with respect to such shares of Restricted Stock. Each such certificate, in addition to bearing such


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legends as the Company deems necessary or appropriate to comply with federal and applicable state securities laws, shall bear the following legend:

                "The transferability of this certificate and the shares of stock represented hereby are subject to the restrictions, terms and conditions (including forfeiture and restrictions against transfer) contained in the 1999 Walnut Financial Services, Inc. Stock Incentive Plan and an Agreement entered into between the registered owner of such shares and THCG, Inc. A copy of the Plan and Agreement is on file in the office of the Secretary of THCG, Inc., 650 Madison Avenue, 21st Floor, New York, New York 10022."

Such legend shall not be removed from the certificates evidencing such shares of Restricted Stock until the shares vest.

                (b) Each certificate issued pursuant to Section 4(a) hereof, together with the stock powers relating to such shares of Restricted Stock, shall be deposited by the Company with a custodian designated by the Company. The Company may designate itself as custodian hereunder. The Company shall cause such custodian to issue to the Participant a receipt evidencing the certificates held by it which are registered in the name of the Participant.

                (c) Reasonably promptly after any such shares of Restricted Stock vest pursuant to Section 3 hereof, the Company shall cause to be issued certificates evidencing such shares of Restricted Stock, free of the legend provided in Section 4(a) hereof, but including such legends as the Company deems necessary or appropriate to comply with federal and applicable state securities laws, and shall cause such certificates to be delivered to the Participant (or such Participant's legal representative, beneficiary or heir), together with any other property directly related to such vested shares of Restricted Stock of the Participant held by the custodian pursuant to Section 9 hereof.

                (d) No adjustments shall be made for dividends or distributions or other rights for which the record date is prior to the date such stock certificate is issued in respect of the Grant.

                5. The Participant acknowledges that: (a) this Agreement shall neither require the Committee to make a grant to the Participant at any other time nor preclude the Committee from making subsequent grants to the Participant; (b) the Plan and this Agreement are not a contract of employment and the terms of the Participant's employment shall not be affected in any way by the Plan, this Agreement or related instruments; (c) the establishment of the Plan and the grant made by this Agreement shall not be construed as conferring any legal rights upon the Participant for continuation of employment or as interfering with or limiting the right of the Company or the Subsidiary by whom the Participant is employed to terminate the Participant's employment at any time, for any reason, for or without Cause, and without regard to the effect that such termination might have upon the Participant as a Participant; (d) any grant, determination, construction, prescription or other act of the Committee shall be finally and conclusively binding upon the Participant and all other

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

persons; (e) no member of the Committee or the Board of Directors shall be liable for any action or determination made in good faith with respect to the Plan or the grant made by this Agreement; (f) the Board of Directors may amend, suspend or terminate the Plan or any part thereof at any time provided that, except as otherwise provided in the Plan, no amendment, suspension or termination shall be made or effected which would adversely affect any right of the Participant with respect to the grant made by this Agreement without the written consent of the Participant and (g) the Participant has read the Plan and agrees to be bound by all the provisions thereof. In the event that any provision herein is inconsistent with the Plan, the terms of the Plan shall govern.

                6. (a) Notwithstanding anything herein to the contrary, the Company shall not be obligated to issue or deliver or cause to be issued or delivered any certificates evidencing shares of Restricted Stock awarded by this Agreement unless and until the Company is advised by its counsel that the issuance and delivery of such certificates are in compliance with all applicable laws, regulations of governmental authority and the requirements of any exchange or automated quotation system upon which shares of Company Stock are traded.

                (b) The Company shall not be obligated to register any securities pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended) (the "Securities Act") or to take any other affirmative action in order to cause the issuance and delivery of such certificates or the making of such payment to comply with any such law, regulation or requirement.

                7. (a) The Company agrees to make or cause to be made cash loans to the Participant (the "Cash Loans") as necessary to satisfy, and equal to the amount of, (i)(A) the federal, state and local taxes that the Company or an Affiliate is required by law to withhold with respect to the Grant of shares of Restricted Stock, or the vesting thereof, in accordance with the terms of this Agreement minus (B) an amount equal to the sum of the after-tax proceeds of any Cash Bonus or any other cash payment paid to the Participant by the Company expressly for the purpose of satisfying all or a portion of the tax (including estimated tax) liability to which such withholding relates and (ii)(A) the income tax liability incurred by the Participant as a result of the Grant of shares of Restricted Stock, or the vesting thereof, in accordance with the terms of this Agreement, including the tax liability resulting from the Participant making an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, minus (B) an amount equal to the sum of (1) the after-tax proceeds of any Cash Bonus, (2) the after-tax proceeds of any other cash payment paid to the Participant by the Company and (3) any previous Cash Loan, where such Cash Bonus, cash payment or Cash Loan is expressly for the purpose of satisfying all or a portion of such tax liability. Cash Loans pursuant to clause
(a)(i) of this Section 7 shall be made immediately prior to the date such tax withholding obligation must be satisfied. Cash Loans made pursuant to clause
(a)(ii) of this Section 7 shall be made no later than 5 days prior to the date such tax liability is due (without regard to extensions). The term of each such Cash Loan shall be three years and the Cash Loan shall bear interest to be paid at maturity at a rate equal to the prime rate in effect at the time such loan is issued to the Participant. Each such Cash Loan shall be secured by the shares of Restricted Stock to which such Cash Loan relates, and in the event of default the Company shall be entitled to receive from the Participant such shares of Company Stock. The number of shares of Company Stock that the Company shall be entitled to receive from the

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Participant in the event of default shall equal the quotient of the total amount due and payable in respect of the defaulted Cash Loan over the Fair Market Value of one share of Company Stock. Other terms of the Cash Loan shall be determined by the Committee in its discretion as memorialized in a Promissory Note and Pledge Agreement the execution of which by the Participant shall be a condition precedent to the issuance of the Cash Loan, provided that the terms of such Promissory Note and Pledge Agreement be reasonable and customary. In the event of the Participant's Termination of Employment without cause prior to the maturity date of any Cash Loans, the Company agrees that it will discharge the Participant's obligations to repay to the Company any such Cash Loans that have not so matured. The Participant and the Company agree that any such discharge shall be treated as additional compensation income to the Participant for tax purposes at the time of such discharge.

                (b) The Participant agrees to pay to the Company or an Affiliate of the Company, as the case may be, the amount of any taxes that the Company or such Affiliate is required by law to withhold with respect to the Grant of shares of Restricted Stock, or the vesting thereof, in accordance with the terms of this Agreement. Such payment shall be due on the date the Company or such Subsidiary is required by law to withhold such taxes. In the event that such payment is not made when due, the Company or such Subsidiary shall have the right (i) to retain, or sell with 10 days notice or such longer notice as may be required by applicable law, a sufficient number of the shares of Restricted Stock subject to any Grant made to the Participant in order to cover all or part of the amount required to be withheld; (ii) to deduct, to the extent permitted by law, from any cash payment due under the Grant made by this Agreement or from any payment of any kind otherwise due to such person from the Company or any Affiliate thereof all or a part of the amount required to be withheld; or (iii) to pursue any other remedy at law or in equity. The Participant agrees that, with respect to Cash Loans to be made pursuant to clause (a)(i) of this Section 7, the Company may directly apply such Cash Loans towards payment of the withholding tax liability.

                (c) The Participant hereby indemnifies the Company and any officers or directors thereof with respect to any liability of the Company for taxes, including withholding taxes, and including interest and penalties thereon, arising with respect to the Grant of shares of Restricted Stock, or the vesting or exercise thereof, other than (i) any such liability as to which a Cash Loan is made, which Cash Loan is subject to the repayment terms set forth in subsection (a) of this Section 7 and in the Promissory Note and Pledge Agreement (ii) any such liability that arises if the Company determines, or that would have arisen had the Company determined, its withholding liability by reference to the vesting date of the Restricted Shares and (iii) any such liability in excess of $150,000.

                8. In addition to the remedies of the Company elsewhere provided for herein, failure by the Participant (or beneficiary or permitted transferee) to comply with any of the terms and conditions of the Plan or this Agreement, unless such failure is remedied by the Participant (or beneficiary or permitted transferee) within 30 days after having been notified of such failure by the Committee, shall be grounds for the cancellation of the Grant, in whole or in part, as the Committee, in its sole discretion, determines. Upon such cancellation, the shares of Restricted Stock relating to that portion of the Grant canceled shall be irrevocably forfeited.

                9. (a) The Committee shall adjust any Grant as of the date of the occurrence of any of the following events to reflect any dividend, stock split, recapitalization, merger, consolidation, exchange of shares or similar corporate change as the Committee may deem appropriate to prevent the enlargement or dilution of the Participant's rights under the Grant. The Participant will be notified of any adjustment made pursuant to this Section and any such adjustment, or the failure to make such adjustment, shall be binding on the Participant.

                (b) Unless the Committee otherwise determines, where any securities and other property, including cash dividends, result from any dividend, stock split, recapitalization, merger, consolidation, combination, exchange of shares or otherwise with respect to a share of Restricted Stock which occurs after such share's Issue Date but prior to its Vesting Date, such securities and other property will not vest until such share of Restricted Stock vests and shall be promptly deposited with the custodian designated by the Company to be held in custody in accordance with Section 4(b) hereof as though such securities and other property were part of such share.

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                10. Any notice that either party hereto or the  Committee may be required or permitted to give to the other with respect to the Plan or this Agreement shall be in writing, and may be delivered personally or by mail, postage prepaid, addressed as follows:

                (a)      if to the Company:

                         THCG, Inc.
                         650 Madison Avenue
                         21st Floor
                         New York, New York 10022
                         Attn:  Co-Chief Executive Officer or General Counsel

                (b)      if to the Committee:

                         Compensation Committee of the Board of Directors THCG, Inc.
                         650 Madison Avenue
                         21st Floor
                         New York, New York 10022
                         Attn:  Committee Secretary

                (c)      if to the Participant:

                         Mr. Shai Novik
                         c/o THCG, Inc.
                         650 Madison Avenue
                         21st Floor
                         New York, New York 10022

or to such other address as the person to whom the notice is directed shall have designated in writing to others.

                11. This Agreement is made and accepted in the State of New York. The laws of the State of New York (without reference to the principles of conflict of laws) shall control the interpretation and performance of the terms of the Plan and of this Agreement.


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


                IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officers under its corporate seal, and the Participant has set hereunto his hand and seal, all as of the day and year first above written.


                                           /s/ Shai Novik
                                           ------------------------------------
                                           Participant


                                           THCG, Inc.


                                           By: /s/ Joseph D. Mark
                                              ---------------------------------
                                           Name:  Joseph D. Mark
                                           Title: Co-Chief Executive Officer


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